Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FOURTH QUARTER 2007 FINANCIAL RESULTS

Declares Increased Dividend of $0.85 per Share for Q4 2007
Increases 2008 Quarterly Dividend Target Rate to $0.85 per share
Announces $50 Million Share Repurchase Program

New York, New York, February 13, 2008 - Genco Shipping & Trading Limited (NYSE:GNK) today reported its financial results for the three months and twelve months ended December 31, 2007.

The following financial review discusses the results for the three months and for the twelve months ended December 31, 2007 and December 31, 2006.

Fourth Quarter 2007 and Year-to-Date Highlights

•	Declared a dividend of $0.85 per share, based on Q4 2007 results, payable on or about March 7, 2008 to all shareholders of record as of February 29, 2008;

•	Excluding the $23.5 million gain on the sale of the Genco Commander, recorded net income of $33.5 million, or $1.17 basic and $1.16 diluted earnings per share;

•	Recorded net income of $56.9 million, or $1.99 basic and $1.98 diluted earnings per share;

•	Completed the acquisition of the six drybulk vessels from companies within Evalend Shipping Co. S.A. for an aggregate purchase price of $336 million;

•	Took delivery of the Genco Titus, one of the remaining six vessels from the nine vessel Metrostar transaction;

•	Completed the sale of the Genco Commander on December 3, 2007 and realized a gain of $23.5 million;

•	Paid a $0.66 per share dividend on November 30, 2007 based on Q3 2007 results; and

•	Increased our ownership of the outstanding stock of Jinhui Shipping and Transportation Limited to 19.4% through February 12, 2008.

Financial Review:  2007 Fourth Quarter

Excluding the $23.5 million gain on the sale of the Genco Commander, the Company recorded net income for the fourth quarter of 2007 of $33.5 million, or $1.17 basic and $1.16 diluted earnings per share. Net income was $56.9 million or $1.99 basic and $1.98 diluted earnings per share for the three months ended December 31, 2007. Comparatively, for the three months ended December 31, 2006 net income was $16.5 million or $0.65 basic and diluted earnings per share.

EBITDA was $72.2 million for the three months ended December 31, 2007 versus $26.7 million for the three months ended December 31, 2006.

Robert Gerald Buchanan, President, commented, “During 2007, Genco experienced significant success in important areas which benefited both the Company and its shareholders.  First, we furthered our consolidation leadership by executing two acquisitions totaling 15 modern vessels that expanded our world-class fleet by 173% on a tonnage basis, improved the age of our fleet as well as diversified it to include Capesize vessels.  Second, we advanced our commercial position by signing long-term contracts during the year for 19 vessels at attractive rates as management continues to take advantage of the robust market environment.   Going into 2008, we are pleased to have taken delivery of the final vessel under our agreements to acquire six drybulk vessels from affiliates of Evalend Shipping Co. S.A. and remain on schedule to take delivery of two Capesize vessels, one later this month and the other later this year. With the combination of having approximately 80% of our fleet’s estimated available days secured on contracts for 2008 and having two vessels with profit sharing agreements, we are in a strong position to provide shareholders with a high degree of earnings visibility while maintaining the ability to benefit from future rate increases.”

Genco Shipping & Trading Limited revenues increased 84% to $65.7 million for the three months ended December 31, 2007 versus $35.7 million for the three months ended December 31, 2006, primarily due to the operation of a larger fleet.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet increased 52.4% to $31,140 per day for the three months ended December 31, 2007 compared to $20,435 for the three months ended December 31, 2006. The increase in TCE rates was due to higher charter rates achieved in the fourth quarter of 2007 versus the fourth quarter of 2006 for five of the Handysize vessels, four of the Panamax vessels, and three of the Handymax vessels in our current fleet. Furthermore, higher TCE rates were achieved in the fourth quarter of 2007 versus the same period last year due to the operation of four Capesize vessels, part of the Metrostar acquisition.

Total operating expenses decreased to $0.5 million for the three months ended December 31, 2007 from $17.2 million for the three-month period ended December 31, 2006 due to the gain on the sale of the Genco Commander, off-set by higher vessel operating expenses and depreciation and amortization due to the operation of a larger fleet. Vessel operating expenses were $8.1 million for the fourth quarter of 2007 compared to $5.9 million for the same period last year. The increase in vessel operating expenses was due to the operation of a larger fleet, as well as higher crewing and lube expenses. Our vessel operating expenses, which generally represent variable costs, will further increase as a result of the expansion of our fleet, as well as anticipated higher crewing and lube expenses going forward. Depreciation and amortization expenses increased to $11.6 million for the fourth quarter of 2007 from $7.3 million for the fourth quarter of 2006 as a result of the operation of a larger fleet. General and administrative expenses increased to $3.0 million from $2.1 million during the comparative period due to higher legal expenses, costs associated with higher employee non-cash compensation and other employee related costs. Management fees were $0.5 million for the three months ended December 31, 2007 and $0.4 million for the three months ended December 31, 2006, respectively, and relate to fees paid to our independent technical managers.

Daily vessel operating expenses grew to $3,824 per vessel per day during the fourth quarter of 2007 from $3,415 for the same quarter last year as a result of higher crew and lube expenses. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. For the years ended December 31, 2007 and 2006, the average daily vessel operating expenses for our fleet were $3,716 and $3,285 respectively. Based on estimates provided by our technical managers and management’s expectations, we expect our 2008 DVOE budget to be $4,700 per vessel per day. As previously announced, the increased budget reflects the anticipated increased cost for crewing and lubes as well as the operation of our Capesize vessels.

Financial Review: Twelve months 2007

Net income was $106.8 million or $4.08 basic and $4.06 diluted earnings per share, for the twelve months ended December 31, 2007 compared to $63.5 million, or $2.51 basic and diluted earnings per share for the twelve months ended December 31, 2006. Included in net income for the twelve months ended December 31, 2007 is a $27.0 million total gain on the sales of the Genco Commander and the Genco Glory and a $3.6 million one time, non-cash deferred financing charge as a result of the retirement of our previous credit facilities.

Revenues increased 39.1% to $185.4 million for the twelve months ended December 31, 2007 compared to $133.2 million for the twelve months ended December 31, 2006 as a result of the operation of a larger fleet as well as higher TCE rates achieved. EBITDA was $161.1 million for the twelve months ended December 31, 2007 versus $100.8 for the twelve months ended December 31, 2006. TCE rates obtained by the Company increased 20.5% to $24,650 per day for the twelve months ended December 31, 2007 from $20,455 for the same period in 2006. Total operating expenses for the twelve months ended December 31, 2007 decreased to $54.3 million from $62.9 million for the twelve months ended December 31, 2006 primarily due to the $27.0 million total gain on the sales of the Genco Commander and Genco Glory, off-set by higher vessel operating expenses and depreciation and amortization due to the operation of a larger fleet. Daily vessel operating expenses per vessel were $3,716 versus $3,285 for the comparative periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the twelve months ended December 31, 2007 and 2006, was $120.9 million and $90.1 million, respectively.  The increase was primarily due to the operation of a larger fleet, which contributed to increases in net income, depreciation, accounts payable, and deferred revenues, an unrealized loss of $1.4 million associated with the forward currency contracts in place at December 31, 2007, and cash outflows of $9.9 million associated with forward currency contracts used to hedge our Jinhui shareholdings. The increases were offset by an unrealized gain of $10.2 million on the currency translation associated with our investment in Jinhui Shipping & Transportation Limited, a $27.0 million gain related to the sale of the Genco Commander and the Genco Glory for the year ended December 31, 2007. Net cash provided by operating activities for the year ended December 31, 2007 was primarily a result of recorded net income of $106.8 million, less the gain from the sale of the Genco Commander and the Genco Glory of $27.0 million, plus depreciation and amortization charges of $34.4 million.

Net cash used in investing activities increased to $984.4 million for the year ended December 31, 2007 as compared to $82.8 for the year ended December 31, 2006.  For the year ended December 31, 2007, cash used in investing activities related primarily to the purchase of $115.6 million of Jinhui stock, the purchase of vessels in the amount of $764.6 million, and deposits made on vessels to be acquired of $150.3 million. The increases were offset by total proceeds received from the sales of the Genco Commander and the Genco Glory of $56.5 million.

Net cash provided by financing activities for the years ended December 31, 2007 and 2006 was $861.4 million and $19.4 million, respectively.  For the year ended December 31, 2007, net cash provided by financing activities consisted of the drawdown of $77.0 million related to the purchase of shares of Jinhui stock, the receipt of $213.9 million in proceeds from the follow-on equity offering, the drawdown of $1,193.0 million on our 2007 Credit Facility related to the completion of nine vessel acquisitions and deposits on six vessels to be acquired.  This was offset by the refinancing of our prior credit facilities for $288.9 million and the repayment of $257.0 million under the 2007 credit facility and the payment of cash dividends of $69.6 million.  For the year ended December 31, 2006, net cash used by financing activities consisted mostly of the payment of cash dividends of $61.0 million offset by $81.3 million of proceeds from our 2005 Credit Facility used to acquire three vessels.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Our current fleet consists of four Capesize drybulk carriers, seven Panamax drybulk carriers, three Supramax drybulk carriers, six Handymax drybulk carriers and eight Handysize drybulk carriers. After the sale of the Genco Trader and the delivery of the five remaining vessels from companies within the Metrostar Management Corporation group, Genco Shipping & Trading Limited will own a fleet of 32 drybulk vessels, consisting of nine Capesize, six Panamax, three Supramax, six Handymax and eight Handysize vessels, with a carrying capacity of approximately 2,700,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We estimate that one vessel will be drydocked during the first quarter of 2008.

An additional six vessels are estimated to be drydocked in 2008 and five in 2009. We estimate our drydocking costs for our fleet through 2009 to be:

	Q1 2008	Q2 – Q4 2008	2009
Estimated Costs (1)	$0.5 million	$4.1 million	$3.7 million
Estimated Offhire Days (2)	20	120	100

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.
(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The Genco Surprise completed its drydocking during the fourth quarter of 2007 at a cost of approximately $0.9 million.

Announcement of Share Repurchase Authorization

The Company also announced that its Board of Directors has approved a share repurchase program for up to a total of $50 million of the Company's common stock.  The Board will review the program after 12 months.  Share repurchases will be made from time to time for cash in open market transactions at prevailing market prices or in privately negotiated transactions.  The timing and amount of purchases under the program will be determined by management based upon market conditions and other factors. Purchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act. The program does not require the Company to purchase any specific number or amount of shares and may be suspended or reinstated at any time in the Company's discretion and without notice.   Repurchases will be subject to restrictions under our $1.4 billion credit facility.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues	$ 65,690	$ 35,715	$ 185,387	$ 133,232

Operating expenses:
Voyage expenses	817	1,490	5,100	4,710
Vessel operating expenses	8,086	5,881	27,622	20,903
General and administrative expenses	2,968	2,073	12,610	8,882
Management fees	497	392	1,654	1,439
Depreciation and amortization	11,600	7,341	34,378	26,978
Gain on sale of vessel	(23,473)	-	(27,047)	-
Total operating expenses	495	17,177	54,317	62,912

Operating income	65,195	18,538	131,070	70,320

Other (expense) income:
(Loss) Gain from derivative instruments	(146)	107	(1,265)	108
Interest income	729	1,049	3,507	3,129
Interest expense	(8,847)	(3,176)	(26,503)	(10,035)
Other (expense) income:	(8,264)	(2,020)	(24,261)	(6,798)

Net income	$ 56,931	$ 16,518	$ 106,809	$ 63,522

Earnings per share - basic	$ 1.99	$ 0.65	$ 4.08	$ 2.51

Earnings per share - diluted	$ 1.98	$ 0.65	$ 4.06	$ 2.51

Weighted average shares outstanding - basic	28,676,374	25,302,154	26,165,600	25,278,726

Weighted average shares outstanding - diluted	28,825,746	25,390,662	26,297,521	25,351,297

		December 31, 2007	December 31, 2006
BALANCE SHEET DATA:		(unaudited)
Cash		$ 71,496	$ 73,554
Current assets, including cash		267,594	88,118
Total assets		1,653,272	578,262
Current liabilities, including current portion of long-term debt		70,364	15,173
Total long-term debt, including current portion		936,000	211,933
Shareholders' equity		622,185	353,533

		Twelve Months Ended
		December 31, 2007	December 31, 2006
		(unaudited)

Net cash provided by operating activities		$ 120,862	$ 90,068
Net cash used in investing activities		(984,350)	(82,840)
Net cash provided by (used in) financing activities		861,430	19,414

	Three Months Ended		Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	27	20	27	20
Average number of vessels (1)	23.0	18.7	20.4	17.4
Total ownership days for fleet (2)	2,115	1,722	7,434	6,363
Total available days for fleet (3)	2,083	1,675	7,314	6,283
Total operating days for fleet (4)	2,054	1,668	7,220	6,237
Fleet utilization (5)	98.6%	99.6%	98.7%	99.3%

AVERAGE DAILY RESULTS:
Time charter equivalent (6)	$ 31,140	$ 20,435	$ 24,650	$ 20,455
Daily vessel operating expenses per vessel (7)	3,824	3,415	3,716	3,285

	Three Months Ended		Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net Income	$ 56,931	$ 16,518	$ 106,809	$ 63,522
+ Net interest expense	8,118	2,127	22,996	6,906
+ Depreciation and amortization	11,600	7,341	34,378	26,978
+ Amortization of nonvested stock compensation	438	255	2,078	1,589
+ Amortization of value of time charters acquired	(4,880)	466	(5,139)	1,850
EBITDA(8)	72,207	26,707	161,122	100,845

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(6) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.
(8) EBITDA represents net income plus net interest expense, income tax expense, depreciation and amortization, amortization of nonvested stock compensation, and amortization of the value of time charter acquired. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. EBITDA is also used by our lenders in certain loan covenants. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

Genco Shipping & Trading Limited’s Fleet

Our current fleet consists of four Capesize, seven Panamax, three Supramax, six Handymax and eight Handysize drybulk carriers with an aggregate carrying capacity of approximately 1,909,000 dwt. Our current fleet contains six groups of sister ships, which are vessels of virtually identical sizes and specifications.  We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of December 31, 2007, the average age of our current fleet was 6.8 years, as compared to the average age for the world fleet of approximately 16 years for the drybulk shipping segments in which we compete. All of the vessels in our current fleet are currently on long-term time charters with an average remaining life of approximately 19.5 months as of December 31, 2007.

The following table reflects the current employment of Genco's current fleet as well as the employment or other status of vessels expected to join Genco's fleet:

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)	Revenue Daily Rate (3)	Expected Delivery (4)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	December 2009	45,263	62,750	-
Genco Tiberius	2007	Cargill International S.A.	January 2010	45,263	62,750	-
Genco London	2007	SK Shipping Co., Ltd	August 2010	57,500	64,250
Genco Titus	2007	Cargill International S.A.	September 2011	45,000(5)	46,250	-
Genco Constantine	2008(6)	Cargill International S.A.	54 to 62 months from delivery date	52,750(7)		Q1 2008
Genco Hadrian	2008(6)	To be determined (“TBD”)	TBD	TBD		Q4 2008
Genco Commodus	2009(6)	TBD	TBD	TBD		Q2 2009
Genco Maximus	2009(6)	TBD	TBD	TBD		Q2 2009
Genco Claudius	2009(6)	TBD	TBD	TBD		Q3 2009

Panamax Vessels
Genco Beauty	1999	Cargill International S.A.	May 2009	31,500		-
Genco Knight	1999	SK Shipping Ltd.	May 2009	37,700		-
Genco Leader	1999	A/S Klaveness	December 2008	25,650(8)		-
Genco Trader(9)	1990	Baumarine AS	February 2008	25,750(8)		-
Genco Vigour	1999	STX Panocean (UK) Co. Ltd.	March 2009	29,000(10)		-
Genco Acheron	1999	STX Panocean (UK) Co. Ltd.	March 2008	30,000		-
Genco Surprise	1998	Hanjin Shipping Co., Ltd.	December 2010	42,100 (11)		-

Supramax Vessels
Genco Predator	2005	Intermare Transport GmbH	February 2008	22,500(12)	47,200	-
		Oldendorff GmbH & Co. KG.	3 to 5 months from delivery to new charterer	55,000
Genco Warrior	2005	Hyundai Merchant Marine Co. Ltd.	November 2010	38,750		-
Genco Hunter	2007	Pacific Basin Chartering Ltd.	March 2008	65,000		-

Handymax Vessels
Genco Success	1997	Korea Line Corporation	March 2008/ February 2011	24,000/ 33,000(13)		-
Genco Carrier	1998	Pacific Basin Chartering Ltd.	March 2008	24,000		-
Genco Prosperity	1997	Pacific Basin Chartering Ltd.	April 2008	26,000		-
Genco Wisdom	1997	Hyundai Merchant Marine Co. Ltd.	March 2008 February 2011	24,000(14) 34,500		-

Genco Marine	1996	NYK Bulkship Europe S.A.	March 2008	24,000	-
Genco Muse	2001	Oldendorff GmbH & Co. KG.	March 2008	58,000	-

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Pioneer	1999	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Progress	1999	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Reliance	1999	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Sugar	1998	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Charger	2005	Pacific Basin Chartering Ltd.	November 2010	24,000	-
Genco Challenger	2003	Pacific Basin Chartering Ltd.	November 2010	24,000	-
Genco Champion	2006	Pacific Basin Chartering Ltd.	December 2010	24,000	-

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Except for the Genco Titus, under the terms of each contract, the charterer is entitled to extend time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire. The charterer of the Genco Titus has the option to extend the charter for a period of one year.
(2) Time charter rates presented are the gross daily charterhire rates before the payments of brokerage commissions ranging from 1.25% to 6.25% to third parties, except as indicated for the Genco Trader and the Genco Leader in note 8 below. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3) For the vessels acquired with a below-market time charter rate, the approximate amount of revenue on a daily basis to be recognized as revenues is displayed in the column named “Revenue Daily Rate” and is net of any third-party commissions. Since these vessels were acquired with existing time charters with below-market rates, we allocated the purchase price between the respective vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.  For cash flow purposes, we will continue to receive the rate presented in the “Cash Daily Rate” column until the charter expires.
(4) Dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(5) The charter includes a 50 percent index-based profit sharing component.
(6) Year built for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(7) The Genco Constantine is scheduled to be on charter with Cargill International S.A., for 54 to 62 months at a gross rate of $52,750 per day, less a 5% third party brokerage commission.  The charter also includes a 50 percent index-based profit sharing component.
(8) For the Genco Leader and the Genco Trader, the time charter rate presented is the net daily charterhire rate. There are no payments of brokerage commissions associated with these time charters.
(9) We have entered into an agreement to sell the Genco Trader to SW Shipping Co., Ltd. for approximately $44 million, less a 2% brokerage commission.  The delivery is expected to occur in the first quarter of 2008.
(10) We have entered into a time charter for 23 to 25 months at a rate of $33,000 per day for the first 11 months, $25,000 per day for the following 11 months and $29,000 per day thereafter, less a 5% third-party brokerage commission. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $29,000 per day for 23 to 25 months in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The time charter, commenced following the expiration of the vessel's previous time charter on May 5, 2007.
(11) The new charter commenced following the expiration of the previous charter on January 31, 2008.
(12) The Genco Predator is currently on charter with Intermare Transport GmbH at a gross rate of $22,500 per day. The charter is due to expire between February 2008 and March 2008.
(13) We intend to extend the time charter for an additional 35 to 37.5 months at a rate of $40,000 per day for the first 12 months, $33,000 per day for the following 12 months and $26,000 per day for the next 12 months and $33,000 thereafter less a 5% third-party brokerage commission. In all cases the rate for the duration of the time charter will average $33,000.  For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $33,000 per day for 35 to 37.5 months in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.  The new charter will commence following the expiration of the previous charter on March 1, 2008.
(14) We have reached an agreement to extend the time charter for an additional 35 to 37.5 months at a rate of $34,500 per day less a 5% third party brokerage commission.  The new charter will commence following the expiration of the previous charter on March 1, 2008.

Q4 2007 Dividend Announcement

The Company’s Board of Directors declared a fourth quarter 2007 dividend of $0.85 per share payable on or about March 7, 2008 to all shareholders of record as of February 29, 2008. As previously announced, the Company plans to declare quarterly dividends to shareholders by each February, May, August and November, in amounts substantially equal to its available cash from operations during the previous quarter, less cash expenses for that quarter (principally vessel operating expenses and debt service) and any reserves the Board of Directors determines the Company should maintain. These reserves may cover, among other things: drydocking, repairs, claims, liabilities and other obligations, interest expense and debt amortization, acquisitions of additional assets and working capital. The Q4 2007 dividend of $0.85 equates to an annualized yield of 6.8% based on the closing price of Genco Shipping & Trading’s common stock as of February 12, 2008 at $50.32.

John C. Wobensmith, Chief Financial Officer, commented, “We are pleased to once again increase our quarterly dividend and target rate for the year, which reflects the Company’s significant earnings power and focus on seeking to provide consistent dividend growth over the long term. More notably we continue to grow our dividend while expanding our fleet.  This success is a testimony to the sizeable cash flows we generate and retain as well as the ongoing support we receive from the banking and capital markets.  During 2007, we further increased our financial flexibility by entering into a 10-year, $1.4 billion revolving credit facility at an attractive rate and completed an approximately $213.9 million equity offering that we used to pay down debt and ready the Company for future growth.   Going forward, we intend to continue to seek to consolidate the industry in a manner that meets our strict earnings and cash flow criteria as well as return on capital hurdles.  Complementing this proven approach, we intend to distribute sizeable dividends while looking for opportunities under our new share repurchase program to create additional shareholder value.”

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 28 drybulk vessels consisting of four Capesize, seven Panamax, three Supramax, six Handymax and eight Handysize vessels, with a carrying capacity of approximately 1,909,000 dwt. After the sale of the Genco Trader as well as the delivery of the five remaining Capesize vessels from companies within the Metrostar Management Corporation group, Genco Shipping & Trading Limited will own a fleet of 32 drybulk vessels, consisting of nine Capesize, six Panamax, three Supramax, six Handymax and eight Handysize vessels, with a carrying capacity of approximately 2,700,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on Thursday, February 14, 2008 at 8:30 a.m. Eastern Time, to discuss its 2007 fourth quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (877) 795-3635 or (719) 325-4835 and enter passcode 4694857.  A replay of the conference call can also be accessed through February 28, 2008 by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 4694857. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (ix) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims including offhire days; (x) the Company’s acquisition or disposition of vessels; (xi) the fulfillment of the closing conditions under the Company’s agreement to acquire  the remaining five drybulk vessels from companies within the Metrostar Management Corporation group; (xii) the fulfillment of the closing conditions under Company’s agreement to sell the Genco Trader; and other factors listed from time to time in our public filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, its quarterly reports on Form 10-Q and its reports on Form 8-K. Our ability to pay dividends in any period will depend upon factors, including the limitations under our loan agreements, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.